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# Certificate

Company Act

Canada
Province of British Columbia

I Hereby Certify *that*

"TOTEM INDUSTRIES LTD."

a company duly incorporated under the laws of the Province of British Columbia is, according to the records of this office, an existing corporation and is, with respect to filing of returns, in good standing.

**Given** *under my hand and seal of office at Victoria, B.C., this* -12th- *day of* June*, one thousand nine hundred and* eighty-six.

*Registrar of Companies*

*per:*

R.C. - 10—o

M28-710 M.a8